Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

                                   Contact:  Rami S. Ramadan
                                             Chief Executive Officer
                                             Trans World Corporation
                                             (212) 983-3355


                     TRANS WORLD CORPORATION
             ANNOUNCES THE FILING OF A REGISTRATION
                      STATEMENT TO EXCHANGE
                ALL OF ITS OUTSTANDING 12% SENIOR
         SECURED NOTES FOR SHARES OF ITS COMMON STOCK OR
               FOR VARIABLE RATE PROMISSORY NOTES

     NEW YORK, NEW YORK - ______________, 2002 -Trans World Corporation (OTC: TWCP.OB), the owner and operator of three casinos in the Czech Republic, announced today that it filed a registration statement on Form S-4 with the Securities and Exchange Commission to exchange all of its outstanding 12% Senior Secured Notes for shares of the Company's common stock or for Variable Rate Promissory Notes. The note exchange offer is expected to commence late in the fourth quarter of this year.

     If the Noteholders exchange all of their Notes for shares of the Company's common stock, TWC would reduce its long term debt from $21.5 million as of June 30, 2002 to approximately $3.6 million, and the Noteholders would own 90% of the issued and outstanding shares of the Company's common stock. It will be a condition to the note exchange offer that 100% of the principal amount of the Notes be tendered and that at least 92% of the principal amount of the Notes be tendered for exchange for shares of the Company's common stock.

     In conjunction with the note exchange offer, the Company will hold a special meeting of stockholders to vote on an amendment to the Company's articles of incorporation. The amendment to the Company's articles of incorporation would increase its authorized shares of common stock to 950,000,000 shares. The Company anticipates that upon the conclusion of the note exchange offer it would engage in a reverse stock split in which every 100 shares of its common stock would be split down into one share. Fractional shares will be rounded up and no stockholder will be cashed out in the reverse split.

     Trans World Corporation urges all Noteholders and stockholders to read the Company's exchange offer materials and proxy materials when they become available. Those materials have been filed with the Securities and Exchange Commission. When they become available, the materials may be obtained, free of charge, upon request to the Company (write to: Secretary, Trans World Corporation, 545 Fifth Avenue, Suite 940, New York, New York 10017; email to rramadan@ibetworld.com; or call collect
(212) 983-3355).

                           -More-



                                                        Exhibit (a)(5)(B)


About Trans World Corporation

     Headquartered in New York City, Trans World Corporation owns and operates three casinos in the Czech Republic. The casinos, which operate under the brand name "American Chance Casinos," showcase themes portraying recognizable eras in American history. Located in border towns, the majority of the Company's clientele come from Germany and Austria, attracted by the casual and exciting atmosphere and high level of personal service. The executive offices for TWC are located at 545 Fifth Avenue, Suite 940, New York, New York 10017 and its telephone number is (212) 983-3355.

     This press release is not an offer for sale of any securities of the Company. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy or exchange be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy or exchange nor shall there be any sale or exchange of these securities in any state in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. Investors and security holders may obtain a free copy of the registration statement and other related documents filed by the Company at the Securities and Exchange Commission's website at www.sec.gov. The registration statement and such other documents may also be obtained from the Company by directing such request to Trans World Corporation, 545 Fifth Avenue, Suite 940, New York, New York 10017, Attn: Secretary, telephone (212) 983-3355.

     This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the success of the note exchange offer discussed above, economic, competitive, and governmental factors affecting the Company's operations, markets, services and prices, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4, Form 10-KSB for the year ended December 31, 2001 and its Form 10-QSB for the quarter ended June 30, 2002. Trans World Corporation disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.


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